Exhibit 99.1

Moderna Reports Fourth Quarter and Fiscal Year 2024 Financial Results and Provides Business Updates
Reports fourth quarter revenues of $1.0 billion, GAAP net loss of $(1.1) billion and GAAP EPS of $(2.91); loss includes approximately $0.2 billion of non-cash charges related to manufacturing resizing

Reports full-year revenues of $3.2 billion, GAAP net loss of $(3.6) billion and GAAP diluted EPS of $(9.28)

Expects 2025 revenue range of $1.5 to 2.5 billion and ending cash balance of approximately $6 billion

Submitted three investigational mRNA products for regulatory approval, including Moderna's next-generation COVID vaccine, RSV vaccine for high-risk adults aged 18 to 59, and flu/COVID combination vaccine

CAMBRIDGE, MA / ACCESSWIRE / February 14, 2025 / Moderna, Inc. (NASDAQ:MRNA) today reported financial results and provided business updates for the fourth quarter and fiscal year 2024.
“We have made progress in 2024 across our late-stage pipeline and cost reduction efforts. Our team successfully filed three Biologics License Applications in the final months of the year and reduced our costs by 27 percent compared to 2023,” said Stéphane Bancel, Chief Executive Officer of Moderna. “In 2025, we remain focused on driving sales, delivering up to 10 product approvals through 2027, and expanding cost efficiencies across our business. By the end of 2025, we aim to remove nearly $1 billion in costs. With strong momentum in our late-stage pipeline, we anticipate multiple approvals starting this year, along with key Phase 3 readouts that will support our long-term growth.”
Recent progress includes:
Commercial Updates
Moderna is entering 2025 with two approved products, Spikevax® and mRESVIA®.
COVID-19: The Company reported $923 million in Spikevax® sales in the fourth quarter of 2024, which includes $244 million of U.S. sales and $679 million of international sales. Spikevax sales for the full year 2024 were $3.1 billion.

RSV: The Company reported $15 million in mRESVIA® sales in the fourth quarter of 2024. mRESVIA sales for the full year 2024 were $25 million. Moderna's RSV vaccine for adults aged 60 years and older has been approved in the United States, Canada, EU, Norway, Iceland, Liechtenstein, the United Arab Emirates, Qatar and Taiwan.
Fourth Quarter 2024 Financial Results

Revenue: Total revenue for the fourth quarter of 2024 was $1.0 billion, compared to $2.8 billion in the same period in 2023. Net product sales for the fourth quarter of 2024 were $938 million, reflecting a 66% year-over-year decrease. The decrease was primarily due to the earlier launch of the updated COVID-19 vaccine in the United States, which shifted sales into the third quarter. The U.S. Food and Drug Administration (FDA) approval granted three weeks earlier than in the previous year enabled the

Company to meet demand more effectively ahead of the fourth quarter. Additionally, international sales were lower compared to the same period in 2023, reflecting the continued phase-out of advance purchase agreements.

Cost of Sales: Cost of sales for the fourth quarter of 2024 was $739 million, which included third-party royalties of $45 million, inventory write-downs of $193 million, and wind-down costs of $259 million, including a non-cash charge of $238 million related to the termination of a contract manufacturing agreement during the quarter. Compared to the same period in 2023, cost of sales decreased by $190 million, or 20%, primarily due to lower third-party royalties from reduced product sales and a decline in inventory write-downs. Despite the overall reduction in cost of sales, cost of sales as a percentage of net product sales increased to 79%, compared to 33% in the fourth quarter of 2023, reflecting the impact of lower net product sales. Excluding the $238 million wind-down costs related to the termination of the contract manufacturing agreement, cost of sales as a percentage of net product sales would have been 53%.

Research and Development Expenses: Research and development expenses for the fourth quarter of 2024 decreased by 20% to $1.1 billion, compared to the fourth quarter in 2023. The decrease was primarily driven by lower clinical development and manufacturing expenses related to the COVID-19, RSV, seasonal flu, and combination vaccine programs, partially offset by increased spending on the norovirus and individualized neoantigen therapy (INT) programs. The reduction in flu program expenses reflects funding provided by Blackstone Life Sciences during the quarter. The absence of a $120 million upfront payment for the strategic research and development collaboration with Immatics recorded in the fourth quarter of 2023, also contributed to the year-over-year decline.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the fourth quarter of 2024 decreased by 25% to $351 million, compared to the fourth quarter in 2023. The reduction was primarily driven by lower consulting and outside services, reflecting the Company's continued focus on cost management and operational efficiencies achieved through prior investments in foundational capabilities.

Income Taxes: The Company recognized an income tax benefit of $64 million for the fourth quarter of 2024, compared to $147 million in the same period last year. In both periods, the income tax benefit was not material as the Company continues to maintain a global valuation allowance against most of its deferred tax assets.

Net (Loss) Income: Net loss was $(1.1) billion for the fourth quarter of 2024, compared to net income of $217 million for the fourth quarter of 2023.

(Loss) Earnings Per Share: Loss per share was $(2.91) for the fourth quarter of 2024, compared to earnings per share of $0.55 for the fourth quarter of 2023.

Cash Position: Cash, cash equivalents and investments as of December 31, 2024, were $9.5 billion, compared to $9.2 billion as of September 30, 2024. The increase during the quarter was primarily attributable to the timing of accounts receivable collections.

Full Year 2024 Financial Results

Revenue: Total revenue was $3.2 billion for the full year 2024, compared to $6.8 billion in 2023. The decrease in total revenue was mainly due to lower sales of the Company's COVID-19 vaccine. Net product sales for 2024 were $3.1 billion, a decrease of 53% from 2023. This decline reflects the transition to a seasonal commercial market for COVID-19 vaccines, with significantly lower sales volumes in Europe and other international markets as advance purchase agreements phased out. In the U.S., product sales remained consistent year-over-year, with an approximately $216 million benefit from the reversal of prior-year sales provisions. Excluding this adjustment, U.S. sales volumes decreased slightly compared to 2023, primarily due to lower vaccination rates and increased market competition. Additionally, the Company commenced sales of its RSV vaccine during the third quarter of 2024, generating $25 million in revenue for the year.

Cost of Sales: Cost of sales for the full year 2024 was $1.5 billion, or 47% of net product sales, inclusive of third-party royalties of $155 million, inventory write-downs of $495 million, wind-down costs of $263 million, and unutilized manufacturing capacity of $105 million. This represents a $3.2 billion decrease, compared to $4.7 billion in 2023, when cost of sales was 70% of net product sales. The decline reflects the impact of a strategic cost initiative launched in the third quarter of 2023 to resize manufacturing operations, which incurred $1.6 billion in charges in 2023. In addition to the initiative, cost of sales also benefited from lower inventory write-downs and reduced unutilized manufacturing capacity, contributing to improved efficiency. Of the wind-down costs incurred in 2024, a non-cash charge of $238 million related to the termination of a contract manufacturing agreement during the fourth quarter. Excluding the $238 million related to this termination, cost of sales as a percentage of net product sales for 2024 would have been approximately 39%.

Research and Development Expenses: Research and development expenses decreased by 6% to $4.5 billion for 2024, compared to 2023. The decrease was primarily driven by lower clinical trial and clinical manufacturing expenses, as well as reduced upfront payments for collaboration agreements. These reductions were partially offset by the purchase of two priority review vouchers during the year.

Selling, General and Administrative Expenses: Selling, general and administrative expenses decreased by 24% to $1.2 billion for 2024, compared to 2023. The decrease was primarily driven by reductions in consulting and outside services across all functions, as well as lower commercial and marketing expenses. These reductions reflect the Company’s focus on cost discipline and operational efficiencies gained by reducing reliance on external consultants and bringing more functions in-house.

Income Taxes: Income tax benefit for the full year 2024 was $46 million, compared to an income tax expense of $772 million in 2023. The shift was primarily due to the establishment of a global valuation allowance on most deferred tax assets in the third quarter of 2023.

Net Loss: Net loss for the full year 2024 was $(3.6) billion, compared to $(4.7) billion in 2023.

Loss Per Share: Loss per share for the full year 2024 was $(9.28), compared to $(12.33) in 2023.

Cash Position: Cash, cash equivalents and investments as of December 31, 2024, and December 31, 2023, were $9.5 billion and $13.3 billion, respectively. The decrease in cash during 2024 was largely attributable to the full year’s operating loss.

2025 Financial Framework
Revenue: The Company reiterates 2025 expected revenue of $1.5 to $2.5 billion. Moderna expects revenue of approximately $0.2 billion in the first half of the year, reflecting the seasonality of its respiratory business.
Cost of Sales: Cost of sales for 2025 is expected to be approximately $1.2 billion.
Research and Development Expenses: Full-year 2025 research and development expenses are anticipated to be approximately $4.1 billion.
Selling, General and Administrative Expenses: Selling, general and administrative expenses for 2025 are projected to be approximately $1.1 billion.
Income Taxes: The Company continues to expect its full-year tax expense to be negligible.
Capital Expenditures: Capital expenditures for 2025 are expected to be approximately $0.4 billion.
Cash and Investments: Year-end cash and investments for 2025 are projected to be approximately $6 billion.
Recent Progress and Upcoming Late-Stage Pipeline Milestones
The Company remains focused on a prioritized research and development portfolio, delivering up to 10 product approvals through 2027.
Respiratory vaccines:
•Next-generation COVID-19 vaccine: Moderna shared positive Phase 3 vaccine efficacy and immunogenicity data for its next-generation COVID-19 vaccine (mRNA-1283) at its R&D Day event in September 2024. The Company has filed for regulatory approval of mRNA-1283 with the FDA using a priority review voucher. The FDA has accepted Moderna's Biologics License Application (BLA) for mRNA-1283 and has assigned a Prescription Drug User Fee Act (PDUFA) goal date of May 31, 2025.

•Respiratory syncytial virus (RSV) vaccine: Moderna received regulatory approval of its RSV vaccine mRESVIA (mRNA-1345) for adults aged 60 years and older in 2024. The Company shared positive Phase 3 data for mRNA-1345 in high-risk adults aged 18-59 at its 2024 R&D Day event and has since submitted an application to the FDA for regulatory approval using a priority review voucher. The FDA has accepted Moderna's BLA and has assigned a PDUFA goal date of June 12, 2025.

•Seasonal flu + COVID vaccine: Moderna shared positive Phase 3 immunogenicity data for its flu/COVID combination vaccine (mRNA-1083) for adults aged 50 years and older at its 2024 R&D Day event. The Company has filed with the FDA for regulatory approval of mRNA-1083, which may require vaccine efficacy data from Moderna's ongoing Phase 3 seasonal flu vaccine study.

•Seasonal flu vaccine: Moderna has shared positive Phase 3 immunogenicity and safety data for its seasonal flu vaccine (mRNA-1010). The Company is conducting a two-season Phase 3 efficacy study (P304), where the timing of the efficacy readout depends on case accrual and could happen in the current season.

Latent and other vaccines:

•Cytomegalovirus (CMV) vaccine: The pivotal Phase 3 study of Moderna's CMV vaccine candidate (mRNA-1647) is fully enrolled and accruing cases, evaluating its efficacy, safety and immunogenicity in the prevention of primary infection in women of childbearing age. The Data Safety Monitoring Board (DSMB) met to review the initial study data and has informed the Company that the criterion for early efficacy was not met. The DSMB recommended that the study continue as planned. The Company remains blinded and anticipates efficacy data from the study in 2025.

•Norovirus vaccine: The two-season Phase 3 study evaluating the efficacy, safety and immunogenicity of Moderna's trivalent vaccine against norovirus (mRNA-1403) is fully enrolled in the Northern Hemisphere and the Company is preparing second season enrollment in the Southern Hemisphere. The trial is currently on FDA clinical hold following a single adverse event report of a case of Guillain-Barré syndrome, which is currently under investigation. The Company does not expect an impact on the study's efficacy readout timeline as enrollment in the Northern Hemisphere has already been completed. The timing of the Phase 3 readout will be dependent on case accruals.

Oncology therapeutics:

•Individualized Neoantigen Therapy (INT): Moderna continues to demonstrate the potential clinical benefit of its individualized neoantigen therapy (INT) (mRNA-4157). In collaboration with Merck, the Phase 3 clinical trial for adjuvant melanoma is fully enrolled. Two Phase 3 studies for non-small cell lung cancer are enrolling. A randomized Phase 2 study for high-risk muscle invasive bladder cancer is enrolling, and a randomized Phase 2 study for adjuvant renal cell carcinoma is enrolling.

Rare disease therapeutics:

•Propionic acidemia (PA) therapeutic: In an ongoing Phase 1/2 study designed to evaluate safety and pharmacology in trial participants with PA, Moderna's investigational therapeutic (mRNA-3927) has been generally well-tolerated to date with no events meeting protocol-defined dose-limiting toxicity criteria. Early results suggest potential decreases in annualized metabolic decompensation event (MDE) frequency compared to pre-treatment, and the majority of patients have elected to continue on the open label extension study. The Company began generating registrational trial data in 2024.

•Methylmalonic acidemia (MMA) therapeutic: Moderna's investigational therapeutic for MMA (mRNA-3705) has been selected by the FDA for the Support for Clinical Trials Advancing Rare Disease Therapeutics (START) pilot program. The FDA and Moderna have agreed on the pivotal study design. The Company expects to start a registrational study in 2025.
Moderna Corporate Updates
•Published Moderna CEO Stéphane Bancel's annual letter to shareholders on January 6, 2025.

•Provided business and pipeline updates at the 43rd Annual J.P. Morgan Healthcare Conference on January 13, 2025.
•Announced updates on the Company's pandemic influenza program.
•Entered into a framework agreement with the European Union, Norway and North Macedonia that provides 17 participating countries a framework for tendering for Moderna's mRNA COVID-19 vaccine for up to four years should there be demand in addition to the current competitor contract.
•Scheduled the Moderna Annual Meeting of Shareholders to be held on Wednesday, April 30, 2025, at 8:00 a.m. ET.
Company Accolades
•Moderna topped BioSpace’s Best Places to Work in Biopharma ranking for fourth consecutive year.

Key 2025 Investor and Analyst Event Dates
•Analyst Day: November 20

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on February 14, 2025. To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.

•Telephone: https://register-conf.media-server.com/register/BI694d51cf38c44a3183177f19559ddb80
•Webcast: https://investors.modernatx.com

The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.

About Moderna

Moderna is a leader in the creation of the field of mRNA medicine. Through the advancement of mRNA technology, Moderna is reimagining how medicines are made and transforming how we treat and prevent disease for everyone. By working at the intersection of science, technology and health for more than a decade, the company has developed medicines at unprecedented speed and efficiency, including one of the earliest and most effective COVID-19 vaccines.

Moderna's mRNA platform has enabled the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and autoimmune diseases. With a unique culture and a global team driven by the Moderna values and mindsets to responsibly change the future of human health, Moderna strives to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenue:
Net product sales	$938	$2,793	$3,109	$6,671
Other revenue[1]	28	18	127	177
Total revenue	966	2,811	3,236	6,848
Operating expenses:
Cost of sales	739	929	1,464	4,693
Research and development	1,122	1,406	4,543	4,845
Selling, general and administrative	351	470	1,174	1,549
Total operating expenses	2,212	2,805	7,181	11,087
(Loss) income from operations	(1,246)	6	(3,945)	(4,239)
Interest income	91	103	425	421
Other expense, net	(29)	(39)	(87)	(124)
(Loss) income before income taxes	(1,184)	70	(3,607)	(3,942)
(Benefit from) provision for income taxes	(64)	(147)	(46)	772
Net (loss) income	$(1,120)	$217	$(3,561)	$(4,714)

(Loss) earnings per share:
Basic	$(2.91)	$0.57	$(9.28)	$(12.33)
Diluted	$(2.91)	$0.55	$(9.28)	$(12.33)

Weighted average common shares used in calculation of (loss) earnings per share:
Basic	385	381	384	382
Diluted	385	395	384	382

_______
1Includes grant, collaboration, and licensing and royalty revenue

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,927	$2,907
Investments	5,098	5,697
Accounts receivable, net	358	892
Inventory	117	202
Prepaid expenses and other current assets	599	627
Total current assets	8,099	10,325
Investments, non-current	2,494	4,677
Property, plant and equipment, net	2,196	1,945
Right-of-use assets, operating leases	759	713
Other non-current assets	594	766
Total assets	$14,142	$18,426
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$405	$520
Accrued liabilities	1,427	1,798
Deferred revenue	153	568
Other current liabilities	221	129
Total current liabilities	2,206	3,015
Deferred revenue, non-current	58	83
Operating lease liabilities, non-current	671	643
Financing lease liabilities, non-current	39	575
Other non-current liabilities	267	256
Total liabilities	3,241	4,572
Stockholders’ equity:
Additional paid-in capital	866	371
Accumulated other comprehensive loss	(10)	(123)
Retained earnings	10,045	13,606
Total stockholders’ equity	10,901	13,854
Total liabilities and stockholders’ equity	$14,142	$18,426

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Years Ended December 31,
	2024	2023
Operating activities
Net loss	$(3,561)	$(4,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	429	305
Depreciation and amortization	189	621
Amortization/accretion of investments	(95)	(61)
Loss on equity investments, net	52	35
Other non-cash items	60	7
Changes in assets and liabilities, net of acquisition of business:
Accounts receivable, net	534	493
Prepaid expenses and other assets	145	1,802
Inventory	83	747
Right-of-use assets, operating leases	(53)	(605)
Accounts payable	(69)	13
Accrued liabilities	(385)	(340)
Deferred revenue	(439)	(2,060)
Operating lease liabilities	28	551
Other liabilities	78	88
Net cash used in operating activities	(3,004)	(3,118)
Investing activities
Purchases of marketable securities	(6,529)	(3,760)
Proceeds from maturities of marketable securities	5,562	5,575
Proceeds from sales of marketable securities	3,967	3,206
Purchases of property, plant and equipment	(1,051)	(707)
Acquisition of business, net of cash acquired	—	(85)
Investment in convertible notes and equity securities	—	(23)
Net cash provided by investing activities	1,949	4,206
Financing activities
Proceeds from issuance of common stock through equity plans	66	46
Repurchase of common stock, including excise tax	—	(1,153)
Changes in financing lease liabilities	(10)	(270)
Net cash provided by (used in) financing activities	56	(1,377)
Net decrease in cash, cash equivalents and restricted cash	(999)	(289)
Cash, cash equivalents and restricted cash, beginning of year	2,928	3,217
Cash, cash equivalents and restricted cash, end of period	$1,929	$2,928

Spikevax® and mRESVIA® are registered trademarks of Moderna.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna's ability to deliver up to 10 product approvals through 2027; Moderna's ability to deliver cost efficiencies across its business and reduce cash costs over the next two years; Moderna's 2025 financial framework, including its expected revenue range and ending cash balance; and anticipated milestones for Moderna's pipeline programs. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.
###
Moderna Contacts
Media:
Chris Ridley
Head of Global Media Relations
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.